EXHIBIT 99.1

$9.3 $9.5
2011 2012
International Business Operations* Performance
Total Revenues Net of Interest Expense
% increase/(decrease) vs. prior year
($ in billions)
*International represents the sum of the Europe, Middle East and Africa (EMEA) region, the Japan, Asia/Pacific and Australia (JAPA) region and the Latin America, Caribbean and Canada (LACC) region to be set forth in the geographic note to the Company’s 2012 consolidated financial statements.
2%